EXHIBIT 99.1

News Release

Westmoreland Announces Resignation of Chief Financial Officer

Englewood, CO – December 12, 2018 - Westmoreland Coal Company (“Westmoreland”) (OTCMKTS: WLBAQ) announced today that Gary Kohn has informed Westmoreland that, for personal reasons, he is resigning from his position as chief financial officer effective January 4, 2019.

“On behalf of the Westmoreland team, I want to thank Gary for his strong leadership throughout the restructuring process as well as his many contributions to Westmoreland during his tenure. We wish him all the best in his future endeavors,” said Michael Hutchinson. “Westmoreland remains well positioned to complete its restructuring proceedings in an expedient manner with a goal of emerging as a stronger, more stable business in the first quarter of 2019.”

About Westmoreland Coal Company
Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP (“WMLP”), a publicly-traded coal master limited partnership (OTCMKTS:WMLPQ). For more information, visit www.westmoreland.com.

Forward Looking Statements
This release contains forward-looking statements about Westmoreland and WMLP. The companies claim the protection of the safe -harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements neither of historical fact nor guarantees or assurances of future performance. Because forward-looking statements related to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected benefits outcomes of future transactions; statements about our Chapter 11 case and the restructuring process, including asset sales, first day motions, Westmoreland’s Restructuring Support Agreement and Debtor-In-Possession financing; the future position of Westmoreland and WMLP and the outcomes of the transformation initiative for Westmoreland and WMLP. These and other forward-looking statements regarding Westmoreland’s and WMLP’s business outlook are based on Westmoreland’s and WMLP’s current expectations and assumptions regarding its business, the economy, demand for the companies’ products, and our success in completing the transformation and restructuring processes, and other future conditions. These risk factors, and others, are included in reports on file with the SEC for Westmoreland and WMLP. Westmoreland and WMLP caution you against relying on any of these forward-looking statements. Westmoreland and WMLP undertake no obligation to publicly update or revise any forward-looking statements

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